EXHIBIT 99.1
The Acquired Basic Business
(Acquisition of certain assets related to the well servicing and completion and remedial business lines of Basic Energy Services, Inc.)

Combined Financial Statements
For the Years Ended December 31, 2020 and 2019

EXHIBIT 99.1

EXHIBIT 99.1

THE ACQUIRED BASIC BUSINESS
COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	Years Ended December 31,
	2020	2019
Revenues
Well servicing	$120,469	$195,850
Completion and Remedial	48,975	141,690
Total Revenues	169,444	337,540

Operating expenses
Well servicing	109,205	155,525
Completion and Remedial	47,521	99,596
Total cost of services	156,726	255,121
Selling, general and administrative	63,583	90,873
Depreciation and amortization	20,564	29,819
Impairment and other charges	67,065	—
Total operating expenses	307,938	375,813

Operating loss	(138,494)	(38,273)

Interest expense	435	799
Loss before income taxes	(138,929)	(39,072)
Tax expense	—	—
Net Loss	$(138,929)	$(39,072)

See accompanying notes to combined financial statements.

EXHIBIT 99.1

THE ACQUIRED BASIC BUSINESS
COMBINED BALANCE SHEETS
(in thousands)

	December 31,
	2020	2019
Assets
Trade accounts receivable, net	$21,111	$64,363
Inventories	8,593	11,337
Prepaid expenses and other current assets	5,486	4,557
Total current assets	35,190	80,257

Property and equipment, net	64,980	120,017
Operating lease right-of-use assets	2,330	3,841
Intangible assets, net	1,290	1,407
Other assets, net	1,090	1,865
Total assets	104,880	207,387

Liabilities and Parent Company Equity
Accounts payable	27,367	24,834
Accrued expenses	24,733	22,920
Current portion of finance lease liabilities	2,020	3,860
Current portion of operating lease liabilities	482	570
Total current liabilities	54,602	52,184
Finance lease liabilities	3,129	6,038
Operating lease liabilities	758	792
Total liabilities	58,489	59,014

Parent company equity
Parent company investment	46,391	148,373
Total parent company equity	46,391	148,373

Total liabilities and parent company equity	$104,880	$207,387

See accompanying notes to combined financial statements.

EXHIBIT 99.1

THE ACQUIRED BASIC BUSINESS
COMBINED STATEMENTS OF PARENT COMPANY EQUITY
(in thousands)

Total parent company equity
Balance as of January 1, 2019	$172,324
Net loss	(39,072)
Net transfers from parent	15,121
Balance as of December 31, 2019	$148,373

Balance as of January 1, 2020	$148,373
Net loss	(138,929)
Non cash CJWS property, equipment and goodwill contribution from Parent	29,383
Net transfers from parent	7,564
Balance as of December 31, 2020	$46,391

See accompanying notes to combined financial statements.

EXHIBIT 99.1

THE ACQUIRED BASIC BUSINESS
COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net Loss	$(138,929)	$(39,072)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,564	29,819
Impairment of property and equipment	59,940	—
Impairment of goodwill	7,124	—
Stock based compensation	1,042	5,838
Bad debt provisions	677	358
Changes in operating assets and liabilities:
Accounts receivable	42,574	41,083
Inventories	2,744	894
Prepaid expenses and other assets	(154)	5,108
Accounts payable	2,533	(31,976)
Accrued expenses	771	(2,898)
Other liabilities	1,393	432
Net cash provided by operating activities	279	9,586

Cash flow from investing activities
Capital expenditures	(2,729)	(20,598)
Net cash used in investing activities	(2,729)	(20,598)

Cash flow from financing activities
Other financing activates	(5,114)	(4,109)
Net transfers from parent	7,564	15,121
Net cash provided by financing activities	2,450	11,012

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents, beginning period	—	—
Cash and cash equivalents, ending period	—	—

Supplemental cash flow information and non-cash investing and financing activities:
Finance lease liabilities incurred from obtaining right-of-use assets	362	3,335
Operating lease liabilities incurred from obtaining right-of-use assets	1,372	4,843
Additions to goodwill related to CJWS	7,124	—
Additions to property and equipment related to CJWS	22,259	—

See accompanying notes to combined financial statements.

EXHIBIT 99.1
THE ACQUIRED BASIC BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS
Note 1 — Business and Basis of Presentation
Description of the Business
On September 15, 2021, Ranger Energy Acquisition, LLC (“Buyer” or “Ranger”), a controlled subsidiary of Ranger Energy Services, Inc., entered into an Asset Purchase Agreement with Basic Energy Services, Inc. (“the Parent”) and its following subsidiaries, Basic Energy Services, L.P., C&J Well Services, Inc., Taylor Industries, LLC, Breakaway Acquisition LLC and KVS Transportation, Inc, (each a “Seller” and, collectively, “Sellers” or “Basic”), pursuant to which Ranger acquired the right, title and interest of certain assets related to Basic.
Specifically, Ranger acquired certain assets related to well servicing and completion and remedial business lines of the Sellers outside the State of California (excluding the water logistic business and corporate assets), related to the well servicing, fishing and rental tool, coiled tubing, rolling stock and real property locations inclusive of, but not limited to, real property owned in New Mexico, Oklahoma and Texas (collectively and hereinafter, “the Business” or “we”, “us” or “our”).
The Parent and its subsidiaries provide a wide range of wellsite services to oil and natural gas drilling and producing companies, including well servicing, water logistics and completion and remedial services. The Parent’s operations are concentrated in major United States onshore oil and natural gas producing regions located in Texas, California, New Mexico, Oklahoma, Arkansas, Louisiana, Wyoming, North Dakota and Colorado.
Basis of Presentation
These combined financial statements of the Business reflect the historical financial position, results of operations, changes in parent company equity and cash flows of the Business for the periods presented as the Business was historically managed by the Parent. The combined financial statements have been prepared on a “carve-out” basis and are derived from the combined financial statements and accounting records of the Parent and its subsidiaries. The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) using U.S. dollars as the reporting currency. There were no items of other combined comprehensive income during the periods presented.
The combined financial statements include expense allocations for certain functions provided by the Parent. These allocations were either based on direct usage when identifiable or generally based on the proportionate percentage of the Business cost of sales. Cost of sales include expense allocations related to stock-based compensation of $1.0 million and $5.8 million for the years ended December 31, 2020 and 2019, respectively; and selling and general administrative expenses include expense allocations related to accounting and finance, legal, information technology, human resources, corporate fleet and cash incentive plans of $27.0 million and $36.2 million for the years ended December 31, 2020 and 2019, respectively (refer to Note 3 — Related Party Transactions with Parent). Management considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to or the benefit received by the Business during the period presented for purposes of the carve-out. The allocations may not, however, reflect the expenses that the Business would have incurred as an independent stand-alone company for the period presented. Actual costs that may have been incurred if the Business had been a stand-alone Parent would depend on a number of factors, including the executive, organizational and administrative structure, equity compensation costs, professional fees costs, whether functions were outsourced or performed by employees, and other strategic decisions like merger and acquisitions and expansion into other markets.
Parent Company Equity represents the Parent’s historical investment in the Business, cumulative net earnings or losses and the net effect of transfers to and from, transactions between, and cost allocations from the Parent.
Total Parent Company Equity for the year ended December 31, 2020, reflects the contribution of certain property, equipment and goodwill contributed by the Parent to Business, as part of the acquisition of C&J Well Services, Inc. ("CJWS") from NexTier Holding Co by the Parent on March 9, 2020.The results of operations for the periods subsequent to March 2020, includes the operations of the acquired property and equipment.

EXHIBIT 99.1
Except for certain finance leases, the Parent’s external debt and the related interest expense have not been allocated to the Business as the Business is not the legal obligor of the debt and the Parent’s borrowings were not directly attributable to the Business.
The Business does not have legal ownership of bank accounts. Accordingly, none of the cash and cash equivalents of the Parent has been assigned to the Business in the combined financial statements.
Non-recurring costs related to transaction costs, restructuring and severance payments have been excluded from the combined financial statements.
Income taxes for the Business are calculated as if the business filed tax returns on a stand-alone basis separate from the Parent.
The combined financial statements may not be indicative of the Businesses’ future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent Parent during the periods presented.
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of the accompanying combined financial statements in conformity with GAAP to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Areas where critical accounting estimates are made by Parent management include impairments of goodwill and long-lived assets.
Revenue Recognition
We account for revenues under Accounting Standards Codification (ASC) Topic - 606 - Revenue from Contracts with Customers to match the delivery of goods or services to customers. Our revenues are generated by services, which are consumed as provided by our customers on their sites. Contracts for our services are negotiated on a regional level and are on a per job basis, with jobs being completed in a short period of time, usually one day or up to a week. Revenue is recognized as performance obligations have been completed on a daily basis either as Accounts Receivable or Work-in-Process ("WIP"), when all of the proper approvals are obtained. A small percentage of our jobs may require performance obligations which extend over a longer period of time and are not invoiced until all performances obligations in the contract are complete, such as plugging a well, fishing services, and pad site preparation jobs. Because these jobs are performed on the customer's job site, and we are contractually entitled to bill for our services performed to date, revenues for these service lines are recognized on a daily basis as services are performed and recorded as Contract Assets rather than WIP or Accounts Receivable. Contract Assets are typically invoiced within 30 to 60 days of recognizing revenue. We do not have any long-term service contracts; nor do we have revenue expected to be recognized in any future year related to remaining performance obligations or contracts with variable consideration related to undelivered performance obligations.
Accounts Receivable and Allowance for Credit Losses
We estimate the allowance for credit losses on accounts receivable based on past collections and expectations for future collections. We regularly review each account receivable for collectability. After all collection efforts are exhausted, if the balance is still determined to be uncollectible, the balance is written off. Expense related to the write-off of uncollected account receivables is recorded in selling, general and administrative expense. For accounts receivable related to products and services, we estimate the expected credit losses by reviewing and monitoring updated customer credit scores and risk ratings provided by third party and internal resources, considering the future impact of the current business and industry environment, and reviewing the historical loss experience by type of customer.
Inventories
Service tools, coiled tubing and additive tools are stated at lower of cost or net realizable value. Other inventories, consisting mainly of manufacturing raw materials, rig components, repair parts, drilling and completion materials

EXHIBIT 99.1
and gravel, are stated at lower of cost or net realizable value, with cost being determined on the first-in, first-out method.
Leases
We adopted ASU No. 2016-02, Topic 842 – Leases on January 1, 2019. We determine if an arrangement is a lease at inception of the arrangement. To the extent that we determine an arrangement represents a lease, we classify that lease as an operating lease or a finance lease. We capitalize operating leases on our combined balance sheets through a right-of-use (“ROU”) asset and finance leases as property plant and equipment and the corresponding lease liabilities. ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease.
Operating and finance lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease expense for operating leases is recognized on a straight-line basis over the lease term.
Property and Equipment
Property and equipment are stated at cost or at the Parent’s basis. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of the assets are capitalized. We are obligated under various finance leases for certain vehicles and equipment that expire at various dates during the next five years. All property and equipment are depreciated or amortized (to the extent of estimated salvage values) on the straight-line method based on estimated useful lives of the assets as follows:

Assets	Estimated Useful Life
Service equipment	3-15 years
Rental equipment	2-15 years
Building and improvements	20-30 years
Light vehicles	3-7 years
Goodwill
In connection with the Parent acquisition of C&J Well Services, Inc. ("CJWS") from NexTier Holding Co on March 9, 2020, the Parent recorded goodwill of $19 million, which was initially allocated to its Well Servicing and Water Logistics reporting units based on their respective fair values. Only goodwill related to the Parent’s Well Servicing reporting unit (excluding assets in the California region) was pushed-down to the Business in an amount of $7.1 million.
As part of goodwill impairment testing, fair value is determined by using a combination of the income approach and the market approach. The income approach estimates the fair value by using forecasted revenues and operating cash flows, estimating terminal values and associated growth rates, and discounting them using an estimate of the discount rate, or expected return, that a market participant would have required as of the valuation date. The market approach involves the selection of the appropriate peer group companies and valuation multiples.
On March 31, 2020, due to the reduction in demand for the Parent’s services, the Parent determined that the fair value of the Well Servicing reporting unit was less than its carrying value, which resulted in a full impairment of the Well Services reporting unit goodwill. Therefore, we recorded a goodwill impairment of $7.1 million for this reporting unit.
Intangible Assets
We had trade name intangible assets of 1.3 million and $1.4 million as of December 31, 2020 and 2019, respectively. Trade names are amortized over a 15-year life.
We evaluate intangible assets for impairment with our long-lived assets.
Long-Lived Asset Impairments

EXHIBIT 99.1
The Parent performs a review of its long-lived assets for impairment when, in its judgment, events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recovered over its remaining service life. Impairment is indicated when the sum of the estimated future cash flows, on an undiscounted basis, is less than the asset group's carrying amount. If the undiscounted cash flows are less than the asset group's carrying amount, then the asset group's fair value is determined by using discounted cash flow analysis. An impairment loss is measured and recorded as the amount by which the asset group's carrying amount exceeds its fair value.
Long-lived asset groups and related reporting units have been determined to be the group of assets that operate in the Well Servicing business and the group of assets that operate in the Completion and Remedial business.
When conducting an impairment test on long-lived assets, other than goodwill, groups of assets are determined based on the lowest level for which identifiable cash flows are largely independent of the cash flows from other assets. This requires some judgment. Estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset group are then compared to its carrying amount. If the undiscounted cash flows are less than the asset group's carrying amount, the asset group's fair value is determined by using discounted cash flow analysis. This analysis is based on estimates such as the short-term and long-term forecast of operating performance, including revenue growth rates and expected profitability margins, estimates of the remaining useful life and service potential of the assets within the asset group, terminal value growth rate, and a discount rate, based on our weighted average cost of capital, used in the discounted cash flow model. An impairment loss is measured and recorded as the amount by which the asset group's carrying amount exceeds its fair value.
On March 31, 2020, due to the reduction in demand for its services, the Parent recognized an impairment in long-lived assets in an amount of $88.7 million. The portion of this impairment related to assets acquired by Ranger was $59.9 million.
Stock-Based Compensation
The Parent has historically compensated directors, executives and employees using a combination of performance and time-based stock option, restricted share, and restricted share unit awards. The Parent values awards at the date of the grant and recognizes expense over the vesting period of the grant. The method of determining the fair value of share-based payments depends on the type of award. Share-based awards that vest over a certain service period with no market conditions are valued at the closing market price on the grant date. Share-based awards that are dependent upon certain market performance conditions being met are valued using a Monte Carlo simulation with inputs determined on the date of the grant. Option grants are valued using the Black-Scholes-Merton model using inputs that are determined on the date of the grant. The portion of stock-based compensation allocated to Ranger based on cost of sales was $1 million and $5.8 million for the year ended December 31, 2020 and 2019.
Environmental Contingencies
We are subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Business to remove or mitigate the adverse environmental effects of disposal or release of petroleum, chemical and other substances at various sites. Environmental expenditures are expensed or capitalized depending on the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable and the costs can be reasonably estimated. We had no environmental contingent liabilities recorded during the periods presented.
Taxation
The provision for income taxes, taxes payable and deferred income tax balances has been recorded as if the Business had filed all tax returns on a separate return basis separate from the Parent. The federal and state net operating losses are examples of deferred items that will have no future value to the Business as the purchase did not result in the transfer of loss carryforwards or tax credit carryforwards to the Business. We paid no federal income taxes during the years 2020 and 2019.
The provision for income taxes is determined using the asset and liability method of accounting. Deferred tax assets and liabilities are recorded based upon differences between the tax basis of assets and liabilities and their carrying

EXHIBIT 99.1
values for financial reporting purposes and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
We record deferred tax assets net of a valuation allowance to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. The Business has determined a valuation allowance is required for financial reporting purposes due to cumulative historic losses on a separate tax return basis. In the event we determine that we would be able to realize more of our deferred income tax assets in the future, we would make an adjustment to reduce the valuation allowance which would reduce our income tax expense.
We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
We classify interest and penalties as a component of tax expense.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities that the Business has the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.
Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
For further discussion of fair value measurements utilized in the presentation of these combined financial statements, see “Note 18 — Fair Value Measurements .”
Recent Accounting Pronouncements
Standards Adopted in 2020
In June 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2016-13, "Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" ("ASU 2016-13"). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, utilizing an expected loss methodology in place of the previously used incurred loss methodology. The provisions require credit impairments to be measured over the contractual life of an asset and developed with consideration for past events, current conditions, and forecasts of future economic information. The new standard is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2022, with early adoption permitted. We early adopted this standard on January 1, 2020, using the prospective transition method, and the standard did not have a material impact on our combined financial statements upon its adoption.

EXHIBIT 99.1
Standards Not Yet Adopted
In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” ("ASU 2019-12"). ASU 2019-12 intends to simplify various aspects related to accounting for income taxes and removes certain exceptions to the general principles in the standard. Additionally, the ASU clarifies and amends existing guidance to improve consistent application of its requirements. The amendments of ASU 2019-12 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted. We anticipate that the impact on its combined financial statements upon adoption of ASU 2019-12 will not be material.
Note 3 — Related Party Transactions with Parent
Corporate Allocations
The following table summarizes corporate allocations related to accounting and finance, legal, information technology, human resources, corporate fleet and cash incentive plans in selling, general and administrative expenses, in thousands:

	2020			2019
	Before Allocations	Corporate allocations	After allocations	Before Allocations	Corporate allocations	After allocations
Cost of services	$155,684	$1,042	$156,726	$249,282	$5,839	$255,121
Selling and administrative	36,554	27,029	63,583	54,635	36,238	90,873
	$192,238	$28,071	$220,309	$303,917	$42,077	$345,994
Self-insurance agreements
The Parent is self-insured up to retention limits with regard to workers’ compensation, general liability claims, and medical and dental coverage of its employees. The Parent estimates its reserves related to litigation and self-insured risks based on the facts and circumstances specific to the litigation and self-insured claims and its past experience with similar claims. The Parent has deductibles per occurrence for workers’ compensation, automobile liability, general liability, and medical and dental coverage of $2.0 million, $1.0 million, $1.0 million and $0.4 million, respectively.
The Business expenses associated with the Parent self-insurance programs have been allocated based on cost of sales and are reflected within selling, general and administrative expenses in the combined statement of operations.
Parent company investment
All intercompany transactions between the Business and the Parent have been included in the combined financial statements and are considered to be effectively settled for cash at the time such transactions are recorded. The total net effect of these transactions is reflected in the combined statement of cash flows as net transfers from Parent within financing activities and in the combined balance sheet as Parent company investment. The components of net transfers from Parent for the period are presented in the following table, in thousands:

	2020	2019
Corporate allocations	$28,071	$42,077
Financing activities	(20,507)	(26,956)
Total net transfers from parent	$7,564	$15,121
Note 4 — Accounts Receivable
The following table summarizes our accounts receivable balance, in thousands:

	December 31,
	2020	2019
Trade accounts receivable	$23,985	$66,559
Allowance for credit losses	(2,874)	(2,196)
Accounts receivable, net	$21,111	$64,363

EXHIBIT 99.1

Note 5 — Inventories
The following table summarizes our inventories, in thousands:

	December 31,
	2020	2019
Service tools	$7,699	$8,082
Coiled tubing	202	1,558
Additives	387	826
Other	305	871
Total inventories	$8,593	$11,337
Manufacturing related inventory decreased due to the closure of the manufacturing facility.
Note 6 — Prepaid Expenses and Other Current Assets
The following table summarizes our prepaid expenses and other current assets, in thousands:

	December 31,
	2020	2019
Prepaid expenses	$1,061	$2,470
Prepaid registration	945	—
Prepaid Insurance	2,468	1,162
Prepaid suppliers	508	847
Other accounts receivable	504	78
Total prepaid expenses and other current assets	$5,486	$4,557
Note 7 — Property and Equipment, net
The following table summarizes our property and equipment, in thousands:

	December 31,
	2020	2019
Service Equipment	$141,444	$123,139
Rental equipment	46,466	45,206
Buildings and improvements	9,046	9,046
Land	8,016	4,059
Light vehicles	19,408	18,417
Other	1,079	242
Total property and equipment	225,459	200,109
Less accumulated depreciation	(100,539)	(80,092)
Less impairment	(59,940)	—
Total property and equipment, net	$64,980	$120,017

EXHIBIT 99.1
The table below summarizes the gross amount of property and equipment and related accumulated amortization recorded under finance leases and included above, in thousands:

	December 31,
	2020	2019
Service equipment	$4,684	$7,377
Light vehicles	4,486	14,792
Rental equipment	464	574
	9,634	22,743
Less accumulated depreciation	(3,503)	(8,631)
Finance lease right-of-use assets, net	$6,131	$14,112
Note 8 — Goodwill
The following table summarizes goodwill balance, in thousands:

Well Servicing
Balance as of January 1, 2020	$—
Additions to goodwill	7,124
Goodwill impairment	(7,124)
Balance as of December 31, 2020	$—
There were no additions in goodwill for the year ended December 31, 2019.
Note 9 — Intangible Assets, net
The intangible assets subject to amortization were as follows, in thousands:

	December 31,
	2020	2019
Trade names	$1,759	$1,759
Less accumulated amortization	(469)	(352)
Intangible assets, net	$1,290	$1,407
Amortization expense for each of the years ended December 31, 2020 and 2019 was approximately $117.3 thousands and $117.3 thousands, respectively.
Amortization expense for the next five succeeding years is expected to be as follows, in thousands:

Amortization Expense
2021	$117
2022	117
2023	117
2024	117
2025	117
Thereafter	705
Total	$1,290

EXHIBIT 99.1
Note 10 — Other Assets
The following table summarizes our other assets, in thousands:

	December 31,
	2020	2019
Deposits	$1,066	$1,842
Other	24	23
Total other assets, net	$1,090	$1,865
Note 11 — Accrued Expenses
The following table summarizes our accrued expenses, in thousands:

	December 31,
	2020	2019
Employee compensation and benefits	$19,227	$13,603
Property taxes	4,264	3,130
Sales and use taxes	343	651
Others	899	5,536
Total accrued expenses	$24,733	$22,920
Note 12 — Leases
The following table summarizes the components of the lease expense recognized for the year ended December 31, 2020 and 2019, respectively, in thousands:

	2020	2019
Operating lease expense:
Operating lease	$1,442	$1,584
Short term lease	498	587
Total operating lease expense	$1,940	$2,171

Finance lease expense:
Amortization of right of use assets	$2,402	$4,399
Interest on lease liabilities	435	799
Total finance lease expenses	$2,837	$5,198

Supplemental information related to leases was as follows, in thousands:

	2020	2019
Operating leases
Weighted average remaining lease term	2.28	2.89
Weighted average discount rate	16.35%	15.51%

Finance leases
Weighted average remaining lease term	2.35	2.37
Weighted average discount rate	8.18%	7.72%

EXHIBIT 99.1
Supplemental cash flow information related to leases was as follows, in thousands:

	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$482	$571
Financing cash outflows from finance leases	$2,020	$3,860
Future annual minimum lease payments are as follows in thousands:

	Operating Leases	Finance Leases
2021	$482	$2,020
2022	482	2,020
2023	276	1,109
2024	—	—
2025	—	—
Thereafter	$1,240	$5,149
Note 13 — Significant Concentrations
Concentration of credit risk primarily relates to trade receivables, which arise in the normal course of business.
As of December 31, 2020, three customers represent 32% of the total Business accounts receivable balance. As of December 31, 2019, there were not customers that represent more than 10% of the total Business accounts receivable balance.
For the year ended December 31, 2020, there were not customers that represent more than 10% of the Business’ revenue. For the year ended 2019, one customer accounted for 10% or $34.5 million the Business’ revenue.
Note 14 — Parent Compensation Plans
The Parent maintains management incentive plan, stock option awards, time-based Restricted Stock Awards, Performance-based Restricted Stock Awards and Phantom Stock Awards with selected employees. Only cash incentive plans are allocated to this carve out.
We recognized cash incentive plan compensation expenses of $4.7 million and $26.7 million for the year ended December 31, 2020 and 2019, respectively, of which $0.8 million and $4.1 million were allocated from Parent based on cost of sales ratio.
We recognized stock-based compensation of $1.0 million and $5.8 million for the year ended December 31, 2020 and 2019, respectively of which the whole amounts were allocated from Parent based on cost of sales ratio.
Note 15 — 401K Plan
The Parent has a 401(k)-profit sharing plan that covers substantially all employees. After one year of employment, employees may contribute up to their base salary not to exceed the annual federal maximum allowed for such plans. At management’s discretion, the Parent may make a matching contribution proportional to each employee’s contribution. Employee contributions are fully vested at all times. Employer matching was suspended during portions of 2020 and 2019. Employer matching contributions vest immediately. Employer matching contributions vest immediately.
Employer contributions to the Business 401(k) profit sharing plan were $0.6 million and $1.4 million for the year ended December 31, 2020 and 2019, respectively, of which $0.2 million and $0.4 million were allocated from Parent based on cost of sales ratio.

EXHIBIT 99.1

Note 16 — Income Taxes
Income tax (benefit) expense consists of the following, in thousands:

	2020	2019
Federal:
Current	$—	$—
Deferred	—	—
State:
Current	—	—
Deferred	—	—
Provision for income taxes	$—	$—
Income taxes are calculated as if the Business filed tax returns on a stand-alone basis separate from the Parent. We recorded no provisions for income taxes during the years 2020 and 2019. The provision for income taxes is determined using the asset and liability method of accounting.
Actual income tax expense differed from income tax expense computed by applying the applicable U.S. federal statutory corporate tax rate of 21.0% to carve out income before income taxes for the years ended December 31, 2020 and 2019, as follows, in thousands:

	2020	2019
Provision at the U.S. federal statutory rate	$(29,175)	$(8,205)
Increase (decrease) resulting from:
Meals & entertainment	275	458
Change in valuation allowance	28,804	7,661
Other	96	86
Provision for income taxes	$—	$—
Our effective tax rate is 0% for both 2020 and 2019. The change in valuation allowances for 2020 and 2019 is primarily derived from the normal movement in deferred tax assets in each respective year as we record full valuation allowances on the net deferred tax assets.

EXHIBIT 99.1
Deferred income tax provisions resulted from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences representing deferred tax assets/liabilities resulted principally from the following, in thousands:

	December 31,
	2020	2019
Deferred tax assets:
Accruals and reserves	$3,352	$2,391
Goodwill and intangibles	11,886	10,425
U.S. net operating loss (“NOL”) carryforwards	47,934	32,847
Operating lease liabilities	283	309
IRC Section 163(j) carryforward	282	—
Deferred tax assets	63,737	45,972
Less: valuation allowance on deferred tax assets	(54,369)	(20,709)
Net deferred tax assets	$9,368	25,263
Deferred tax liabilities:
Property, plant & equipment	(8,836)	(24,392)
Operating lease ROU assets	(532)	(871)
Deferred tax liabilities	(9,368)	(25,263)
Net deferred tax liability	$—	$—
As of December 31, 2020, and 2019, we recorded after tax NOLs of $47.9 million and $32.9 million, respectively. The NOLs as of 2020 and 2019 are generated by the losses incurred in each respective year as well as amount of NOL carryforwards at the beginning of 2019. $58.5 million of the net operating loss carryforward will expire in 2038. The remaining NOLs will be carried forward indefinitely but with approximately $92.0 million being subject to a Section 382 limitation.
After considering all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations, we believe that the deferred tax assets including NOLs in 2020 and 2019 will not more likely than not be realized, thus we recorded full valuation allowances in 2020 and 2019. The Business has determined a valuation allowance is required for financial reporting purposes due to cumulative historic losses on a separate tax return basis.
Other deferred tax assets and liabilities are recorded based upon differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The Business does not have any unrecognized tax benefits as of December 31, 2020 or 2019. The Business does not expect the amount of unrecognized tax benefits to significantly increase or decrease within 12 months of the reporting date.
The Business is subject to tax in the United States and various states. In general, the Business’s federal and state tax returns are open to exam and subject to adjustment because the Business is in a loss carryforward position.

EXHIBIT 99.1

Note 17 — Commitments and Contingencies
Environmental
We are subject to various federal, state and local environmental laws and regulations that establish standards and requirements for protection of the environment. We cannot predict the future impact of such standards and requirements which are subject to change and can have retroactive effectiveness. We continue to monitor the status of these laws and regulations.
We have not been fined, cited, or notified of any environmental violations that would have a material adverse effect upon our financial position, capital resources. However, due to the very nature of our business, material costs could be incurred to maintain compliance. The amount of such future expenditures is not determinable due to several factors, including the unknown magnitude of possible regulation or liabilities, the unknown timing and extent of the corrective actions which may be required, the determination of the Business’ liability in proportion to other responsible parties and the extent to which such expenditures are recoverable from insurance or indemnification.
Litigation
FASB ASC 450 - "Contingencies" (“ASC 450”) governs the Business’ disclosure and recognition of loss contingencies, including pending claims, lawsuits, disputes with third parties, investigations and other actions that are incurred in the operation of our business. No liabilities related to litigation have recorded on the combined balance sheet.
Note 18 — Fair Value Measurements
Certain assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale and long-lived assets, including goodwill, that are written down to fair value when they are impaired. Assets that are written down to fair value when impaired are not subsequently adjusted to fair value unless further impairment occurs.
The following table summarizes our fair value measurements made on a nonrecurring basis as of various dates during the periods presented. Please note that these amounts represent the carrying amounts and fair values at the time of each measurement, in thousands.

	Date of Measurement	Hierarchy Level	Carrying Amount	Fair value
Well Servicing goodwill	31-Mar-20	3	$7,124	$—
Property and equipment	31-Mar-20	3	$140,255	$80,315
Note 19 — Subsequent Events
The Business has evaluated subsequent events through March 22, 2022, and has determined that there were no subsequent events that require disclosure in the combined financial statements.